1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Exploration and Development and
Main Pass Energy HubTM Activities

NEW ORLEANS, LA, June 15, 2006 - McMoRan Exploration Co. (NYSE: MMR) today updated its exploration activities including results of successful production tests at the Liberty Canal and King of the Hill discovery wells, the status of two additional exploration prospects in progress, and an update on development activities including the establishment of initial production from the Long Point No. 1 and No. 2 wells.

McMoRan announced today a successful production test on the Liberty Canal discovery well located onshore Vermilion, Parish Louisiana. The flow test of the well indicated a gross flow rate of approximately 26 Million cubic feet of natural gas (MMcf/d) and 1,700 barrels of condensate per day (approximately 36 MMcfe/d gross, 10 MMcfe/d net to McMoRan) with flowing tubing pressure of approximately 6,100 pounds per square inch (psi) on a 38/64th choke. The well is expected to commence production in the third quarter of 2006.

As previously reported the well was evaluated with log-while-drilling tools and confirmed with wireline logs, which indicated two intervals totaling 199 gross feet with 125 net feet of hydrocarbon bearing sands. The Liberty Canal discovery is located on a significant north-south ridge where McMoRan controls 13,000 acres and has several additional exploration prospects. McMoRan is incorporating the results from this well with its 3-D seismic data and has developed the Zigler Canal exploratory prospect located two miles northwest of the Liberty Canal discovery. McMoRan currently has a rig on location and is preparing to commence drilling this prospect. McMoRan is continuing its mapping in this area to identify additional prospects. McMoRan and its private partner each have a 37.5 percent working interest and a 27.7 percent net revenue interest in the Liberty Canal prospect.

McMoRan announced today a successful production test on the King of the Hill No. 2 discovery well at High Island Block 131.  The well testing facility limited the flow rate to 20 MMcf/d.  The well tested at a gross rate of 11.5 MMcf/d and 60 barrels of condensate per day (approximately 12 MMcfe/d gross, 2.3 MMcfe/d net to McMoRan) on a 14/64th choke.   The well is expected to commence production in the third quarter of 2006.  McMoRan and its private partner each own a 25.0 percent working interest and a 19.6 percent net revenue interest in the King of the Hill prospect.

McMoRan currently has two exploratory wells drilling and is preparing to commence exploration wells at Zigler Canal, onshore Vermilion Parish, Louisiana, and Vermilion Block 54 and has commenced a development well at Hurricane No. 3 at South Marsh Island Block 217.

Exploration In-Progress	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Vertical Depth	Spud Date
St. Mary Parish, LA “Laphroaig”	37.5%	27.8%	15,300'	19,000'	April 8, 2006
Louisiana State Lease 18091 “Long Point Deep”	37.5%	26.8%	13,900'	23,000'	April 27, 2006
Near-Term Exploration
Onshore Vermilion Parish, LA “Zigler Canal”	37.5%	26.8%	Rig on Location	13,500'	June 2006
Vermilion Block 54	30.0%	24.2%	n/a	15,200'	June 2006
Near-Term Development
South Marsh Island Block 227 “Hurricane No. 3”	27.5%	19.4%	1,000'	16,000'	June 14, 2006

Since inception in 2004 of a multi-year, $500 million exploration venture, McMoRan and its private partner have participated in 12 discoveries on the 23 prospects that have been drilled and evaluated. Four additional prospects are either in progress or not fully evaluated.

McMoRan expects to commence drilling several additional exploratory prospects during 2006. McMoRan currently has rights to approximately 400,000 gross acres, including over 100,000 gross acres acquired in January 2006 through a farm-in transaction of exploration rights in southern Louisiana and on the Gulf of Mexico shelf. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

During the second quarter of 2006, McMoRan commenced production on five wells, including Cane Ridge, King Kong No. 3, Hurricane No. 2 and two wells at Long Point. In May 2006, initial production commenced at the Long Point No.1 and No. 2 wells located at Louisiana State Lease 18090. Recent production rates from the two wells approximates 60 MMcfe/d (16 MMcfe/d net to McMoRan). McMoRan and its private partner each own a 37.5 percent working interest and a 26.8 percent net revenue interest in the Long Point field.

Four additional wells are expected to commence production in the third quarter of 2006, including Dawson Deep, Pecos, Liberty Canal, and King of the Hill No. 2. The discovery well at Point Chevreuil in St. Mary’s Parish, Louisiana is expected to commence production by year-end 2006. McMoRan’s share of second quarter 2006 production is expected to average near the upper end of the previously reported second quarter average of 55-65 MMcfe/d, including approximately 2,400 bbls/d (14 MMcfe/d) for McMoRan’s share of oil production from Main Pass Block 299. McMoRan’s current production rate exceeds 80 MMcfe/d and is expected to reach 100 MMcfe/d in the third quarter of 2006.

MAIN PASS ENERGY HUBTM UPDATE

On May 31, 2006, McMoRan amended its license application with the U.S. Coast Guard and the Maritime Administration (MARAD) to obtain approval of its Main Pass Energy HubTM (MPEHTM) project using Closed Loop technology. MARAD will establish a new timeline for the project, including the publication of a supplemental Environmental Impact Statement and a final public hearing followed by a record of decision. The significant studies completed to date should enable the revisions to the MPEHTM permit application that incorporate Closed Loop technology to be processed expeditiously.

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 billion cubic feet of natural gas (Bcf) per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities.

McMoRan is also considering investments to develop substantial cavern storage for a pipeline header system that would allow deliveries into liquid U. S. gas markets. Current plans for the MPEH™ include 28 Bcf of initial cavern storage capacity and aggregate peak deliverability from the proposed terminal, including deliveries from storage of up to 2.5 Bcf per day. As previously announced, McMoRan received approval from the Federal Energy Regulatory Commission to bring gas onshore using its proposed 36-inch pipeline into Coden, Alabama.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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